UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2025

AVITA Medical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39059	85-1021707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28159 Avenue Stanford Suite 220
Valencia, California		91355
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 661 367-9170

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer and Director.

Effective October 16, 2025 (the “Effective Date”), James Corbett departed from his roles as Chief Executive Officer and member of the Board of Directors (the “Board”) of AVITA Medical, Inc. (the “Company”). Mr. Corbett’s departure was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. The Company expects to enter into a separation agreement with Mr. Corbett consistent with the terms of his employment agreement previously disclosed in the Company’s Definitive Proxy Statement filed April 22, 2025.

Appointments of Interim Chief Executive Officer and Lead Independent Director.

On the Effective Date, the Board appointed Cary Vance, the Company’s Chairman of the Board, as the Company’s Interim Chief Executive Officer, effective immediately. Mr. Vance will continue to serve as Chairman of the Board during his service, while Board member Jan Reed has been appointed Lead Independent Director of the Board.

Mr. Vance, age 59, has served as a Director of the Company since April 2023 and as Chairman of the Board since August 2025. Prior to his appointment as Interim Chief Executive Officer, Mr. Vance served as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee, and as Chair of the Human Capital and Compensation Committee.

Mr. Vance has nearly 30 years of leadership experience with commercial and operational expertise in the healthcare industry. He was most recently the President and Chief Executive Officer of PhotoniCare, Inc., a medical technology company developing diagnostic imaging solutions for otolaryngology. Prior to this appointment, he was President and Chief Executive Officer of Titan Medical Inc., a medical-device company based in Canada focused on robotic-assisted surgery, and also served as an independent director on Titan Medical’s Board of Directors until late 2024. Previously, Mr. Vance served as President and Chief Executive Officer of XCath, Inc., a privately held neurovascular robotics company developing catheter-based navigation systems. Mr. Vance held similar leadership roles at OptiScan Biomedical Corporation, a developer of continuous bedside glucose-monitoring technology for critical-care settings; Myoscience, Inc., a medical device company; and Hansen Medical, Inc., a robotics-based intravascular surgery company. Earlier in his career, he held global executive leadership roles at Teleflex Incorporated, a diversified provider of medical technologies; Covidien plc, a global healthcare products company (now part of Medtronic plc); and GE HealthCare Technologies Inc., a leading provider of medical imaging, diagnostics, and digital-health solutions. Mr. Vance is NACD-certified and Lean/Six Sigma Black Belt Certified, and holds both a Bachelor of Arts degree in Economics and an MBA from Marquette University.

In his position as Interim Chief Executive Officer, Mr. Vance will receive a base salary at an annualized rate of $702,000. In addition, he will be eligible for a guaranteed bonus payment for fiscal 2025 of $140,000. For fiscal year 2026 and subject to Mr. Vance’s continued service through the one-year anniversary of the Effective Date, Mr. Vance will be eligible for a bonus payment at a target level equal to 80% of base salary, prorated for his service in that fiscal year; one-half of the bonus opportunity will be guaranteed at the target level, and the remaining half will be earned based on achievement of performance metrics to be established by the Board. During his service as Interim Chief Executive Officer, Mr. Vance will not receive compensation for his Board service. In connection with Mr. Vance’s business-related travel to the Company’s corporate headquarters, Mr. Vance will also be entitled to receive reimbursement of his commuting expenses in accordance with the Company’s standard policies for similarly-situated employees.

There are no arrangements or understandings between Mr. Vance and any other person pursuant to which he was selected as Interim Chief Executive Officer. There are no family relationships between Mr. Vance and any director or executive officer of the Company and no transactions requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On October 16, 2025, the Company issued a press release announcing the departure of Mr. Corbett and the appointment of Mr. Vance, as described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information set forth in Item 5.02 and Item 7.01, as well as Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release, dated October 16, 2025, issued by AVITA Medical, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVITA Medical, Inc.

Date:	October 16, 2025	By:	/s/ David O'Toole
David O'Toole Chief Financial Officer